Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the use of our reports dated March 24, 2021, with respect to the consolidated financial statements of The Home Depot, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement. The audit report covering the January 31, 2021 consolidated financial statements referred to a change in the Company’s method of accounting for leases as of February 4, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), and related amendments. The report on the effectiveness of internal control over financial reporting referred to the exclusion of HD Supply Holdings, Inc. from management’s assessment of its effectiveness of the Company’s internal control over financial reporting as of January 31, 2021.

/s/ KPMG LLP

Atlanta, GA

August 27, 2021